Exhibit 99.1

Contact:

Mark Beucler

Vice President, Finance, Chief Financial Officer and Treasurer

(508) 988-3200

Email: mbeucler@lifelinesys.com

Lifeline Systems Board Approves Two-for-One Split on Common Stock

Subject to Shareholder Approval to Increase Authorized Shares

Special Shareholder Meeting to be Scheduled

FRAMINGHAM, Mass.—October 14, 2003—Lifeline Systems, Inc. (NASDAQ: LIFE), the leading provider of personal response services in the United States and Canada, announced today that its Board of Directors has approved a two-for-one split of Lifeline Systems common stock in the form of a stock dividend. The two-for-one stock split is subject to the approval by shareholders of an increase in the number of shares the Company is authorized to issue.

A special shareholder meeting to approve an increase in the authorized common stock to 50,000,000 shares $0.02 par value from 20,000,000 shares will be scheduled as soon as possible, expected within the next 60 days. If the Company receives the requisite votes, the Board of Directors will determine a record date and distribution date for the stock dividend. Upon completion of the stock split, approximately 13,300,000 shares of Lifeline common stock will be outstanding.

“We are pleased to provide an opportunity for more investors to participate in the Company’s future, while enhancing the liquidity of our shares,” said Ron Feinstein, president and chief executive officer of Lifeline. “This proposed stock split reflects our confidence in the long-term growth of Lifeline.”

(more)

About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada, currently serving approximately 380,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology and a national support structure that accord subscribers the dignity, privacy and respect to which they are entitled. For more information about Lifeline Systems visit: www.lifelinesys.com.

Safe Harbor Language

This news release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning the timely approval of the increase in authorized shares and the timely approval and execution of the two-for-one stock split, and the long-term outlook for the Company’s financial performance and operating results are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s quarterly financial statements upon review or audit, the risk that the Company’s new marketing initiatives will not be successful, the risk that a decline in the Company’s product revenues will not be offset by an increase in service revenues, the risks associated with the intended productivity improvements and other benefits from its CareSystem monitoring platform, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.